EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

between

Hallador Petroleum Company

as Seller

and

Approach Oil & Gas Inc.

as Buyer

Dated

May 10, 2006

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated May 10, 2006, is made by and between Hallador Petroleum Company, a Colorado corporation (“Seller”), and Approach Oil & Gas Inc., a Delaware corporation (“Buyer”).

W I T N E S E T H:

WHEREAS, Seller has acquired interests in certain oil and gas properties pursuant to the Oil and Gas Project Agreement dated June 3, 2005 among Global GeoData, J. Bruce Branson and Seller, as amended by a First Amendment dated July 7, 2005, a Marketing Contract dated December 15, 2005, and a Second Amendment dated February 28, 2006 (together, the “Global Agreement”).

WHEREAS, Seller shall sell and convey the oil and gas properties acquired under the Global Agreement to Buyer, and Buyer shall purchase and accept title to such properties;

WHEREAS, Seller and Buyer desire to set forth herein the purchase price for such assets and certain representations, warranties and covenants that shall survive the execution and delivery of the Conveyance;

NOW, THEREFORE, Seller and Buyer agree as follows:

1.	Property Sold and Purchased

Section 1.1.  Property Sold and Purchased. Seller shall contemporaneously sell and convey to Buyer and Buyer shall contemporaneously purchase the following:

(a)  All of the right, title and interest of Seller under the oil, gas and/or mineral leases (collectively, “Leases” and individually a “Lease”) described on Exhibit I attached hereto;

(b)  Without limitation of the foregoing, all of Seller’s right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from any and all land in Caldwell, Crittenden, Hopkins, Lyon, Marshall, Livingston and Trigg Counties, Kentucky (including, without limitation, all interests in oil, gas and/or mineral leases and fee mineral interests);

(c)  All of Seller’s rights and obligations under the Global Agreement with respect to the properties, rights, and interests described in clauses (a) and (b) above and Buyer shall accept and assume all obligations under the Global Agreement; and

(d)  All of Seller’s lease files, abstracts and title opinions, seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files, documents and records of every kind and description which relate to the properties described above (collectively, “Seller’s Files”).

The properties, rights and interests described in the foregoing subparagraphs (a), (b), (c), and (d) are herein sometimes collectively called the “Properties”.

(e)  The Properties shall be conveyed by Seller to Buyer by one or more conveyances (whether one or more, the “Conveyance”) in the form attached hereto as Exhibit II. The Conveyances shall contain a limited warranty of title by through and under Seller but shall be subject to the terms and conditions of the Global Agreement.

2.	Purchase Price

Section 2.1.  Purchase Price. Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to $3,393,687.00 (“Purchase Price”) for the Properties.

3.	Representations and Warranties of Seller

Seller represents to Buyer that as of the Effective Date:

Section 3.1.  Organization and Existence. Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation. Seller is duly qualified to transact business and is in good standing in the State of Kentucky.

Section 3.2.  Power and Authority. Seller has the authority to execute, deliver, and perform this Agreement and the Conveyance.

Section 3.3.  Valid and Binding Agreement. This Agreement and the Conveyance when executed will constitute, a valid and legally binding obligation of Seller, and will be enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.4.  Non-Contravention. Neither the execution, delivery, nor performance by Seller of this Agreement and the Conveyance (a) violate any governing instruments of Seller, (b) violate any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or the Global Agreement, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the Properties or (d) violate any applicable law, rule or regulation binding upon Seller or the Properties.

Section 3.5.  Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement or the Conveyance.

Section 3.6.  Pending Litigation. There are no pending suits, actions, notices of violations, or other proceedings or claims filed (collectively, “Claims”) or, to Seller’s knowledge, any such threatened Claims in which Seller is or may be a party and which relate to the Properties, or affect the execution and delivery of this Agreement or the Conveyance.

Section 3.7.  Preferential Rights and Consents to Assign. There are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for Seller to convey the Properties to Buyer without violating or breaching a duty or obligation of Seller.

Section 3.8.  No Instruments Not of Record. Seller’s title to the Leases, as defined in the Conveyance, is not based upon or subject to any understanding, agreement, assignment or conveyance that is not recorded in the official records of the county where the lands covered by the Leases are located. A true, correct and complete copy of the Global Agreement is attached hereto as Exhibit III. Except as shown in Exhibit III, the Global Agreement has not been modified, amended or supplemented and none of Seller’s rights have been waived, released or otherwise extinguished.

Section 3.9.  Leases and Global Agreement.

(a)  To Seller’s knowledge, no breach or default by Seller or any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Lease, or the Global Agreement, to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to materially adversely affect the ownership, exploration, development, operation, maintenance, value or use of the Properties or the Global Agreement, after the Effective Date

(b)  Any payments owing under each Lease or the Global Agreement have been and are being made (timely, and before the same became delinquent) by Seller where the non-payment of same could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Properties or the rights of Buyer under the Global Agreement after the Effective Date. Without limitation of the foregoing, all Acreage Fees, Project Fees, bonuses, rental and other payments that are to be paid under the Global Agreement or the Leases for or in connection with the acquisition of the Leases have been paid.

For the purposes of the representations contained in this Section (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of Seller under a Lease or the Global Agreement, shall be considered material and to materially adversely affect the ownership, exploration, development, operation, maintenance, value or use of such Lease or the Global Agreement. The remedy for such breach shall be a monetary damages claim based on $52.00 per acre and shall not be the basis for a claim for rescission or cancellation of this Agreement.

Section 3.10.  No Sales or Other Contracts. There exist no agreements or arrangements for the sale of production from the Leases or under which production from the Leases is dedicated or committed for sale, gathering, transportation, processing, treating, or any other services.

Section 3.11.  No Area of Mutual Interest, Tax Partnerships and Other Agreements. Except for the Global Agreement, no Property is subject to (or has related to it) any area of mutual interest agreements. No Property is subject to (or has related to it) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date. No Property is subject to (or has related to it) any tax partnership. No Property is subject to any unitization, pooling, or communization agreements.

Section 3.12.  Payment of Expenses. Any expenses and taxes relating to the ownership of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Seller.

Section 3.13.  Compliance with Laws. To the knowledge of Seller, the ownership of the Properties has been in conformity, in all material respects, with all applicable laws, rules, regulations guidelines and orders of all governmental agencies having jurisdiction, relating to the Properties.

Section 3.14.  No Alienation. Seller has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Leases.

Section 3.15.  Information. Except for the land maps which will be revised periodically to reflect new information, to Seller’s knowledge, all of the information (written or oral) heretofore or hereafter furnished by Seller with respect to the Properties is true and correct in all material respects, and, to Seller’s knowledge, does not omit any information that is necessary to prevent such information from being misleading in any material respect.

Section 3.16.  No Oral Contracts. Seller has not entered into any material oral contract with respect to the Properties which is still in force and effect.

Section 3.17.  No ORRI. Without limitation of the special warranty contained on the Conveyance, the Leases are not subject to any overriding royalties or any other burdens except for the royalties provided in the Leases as filed of record and the overriding royalty provided for in the Global Agreement.

4.	Representations and Warranties of Buyer

Buyer represents to Seller that:

Section 4.1.  Organization and Existence. Buyer is duly organized, legally existing and in good standing under the laws of its state of formation, and is or, after Closing will promptly become, qualified to do business in the State of Kentucky.

Section 4.2.  Power and Authority. Buyer has all necessary and appropriate authority to execute, deliver, and perform this Agreement and each other document executed by Buyer in connection with the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the transactions contemplated hereby have been duly authorized by all necessary action of Buyer.

Section 4.3.  Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4.  Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and the acquisition of the Properties will not (a) violate any provision of any governing instruments of Buyer, or (b) violate any applicable law, rule or regulation binding upon Buyer.

Section 4.5.  Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement.

Section 4.6.  Pending Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement.

5.	Closing of Transaction

Section 5.1.  Conveyance of Properties. Contemporaneous with the execution and delivery of this Agreement, Seller shall execute, acknowledge and deliver the Conveyance to Buyer. The date of the Conveyance shall be referred to herein as the “Effective Date”.

Section 5.2.  Payment of Purchase Price. Contemporaneous with the execution and delivery of this Agreement, Buyer shall deliver the Purchase Price to the Seller, by wire transfer to the an account to be designated by Hallador in writing.

Section 5.3.  Delivery of Files. No later than five (5) business days after the execution and delivery of this Agreement, and the performance of the obligations of the parties under Sections 5.1 and 5.2 (collectively herein called the “Closing”) Seller shall deliver Seller’s Files, as defined in the Conveyance, to Buyer.

6.	No Sales Taxes

No sales, transfer or similar tax have been collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, at any time, for any reason, Seller shall indemnify and hold Buyer and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction and the Seller shall remit such taxes at that time. Seller and Buyer shall cooperate with each other in demonstrating that the requirements for any exemption from such taxes have been met.

7.	Post Closing Obligations

Section 7.1.  Indemnification Obligations.

(a)  Subject to Section 9.1, Seller shall, remain responsible for and indemnify and hold Buyer harmless from and against any and all claims, obligations, actions, liabilities, damages, expenses or losses, including without limitation attorney’s fees and court costs (collectively, “Buyer’s Losses”) (i) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement; (ii) arising out of, or caused by, the Seller’s ownership of the Properties before the Effective Date provided that Seller shall not be obligated to indemnify or hold Buyer harmless for any of Seller’s Losses; or (iii)  arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the purchase and sale of the Properties.

(b)  Subject to Section 9.1, Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, obligations, actions, liabilities, damages, costs, expenses, or losses including without limitation attorney’s fees and court costs (collectively, “Seller’s Losses”) (i) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement; (ii) arising out of, or caused by, Buyer’s ownership or operation of the Properties after the Effective Date, provided that Buyer shall not be obligated to indemnify or hold Seller harmless for any of Buyer’s Losses; or (iii) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the purchase and sale of the Properties.

Section 7.2.  Notice of Claim. If indemnification pursuant to Section 7.1(a) or 7.1(b) is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 7.3.  Participation Rights.

(a)  Drilling Obligation. Buyer shall drill three exploratory wells each at a location chosen by Buyer, in its sole discretion, on the lands covered by the Leases to a depth sufficient in Buyer’s sole opinion to test the New Albany Shale (each a “Commitment Well” and collectively the“Commitment Wells” ). The first Commitment Well shall be commenced no later than May 1, 2007. Buyer shall commence the second and third Commitment Wells on or before the later of May 1, 2008, or within one year from commencement of the first Commitment Well.

(b)  Well by Well Participation. When the drilling rig is released from the third Commitment Well that is commenced pursuant to the obligations described in Section 7.3(a) or if Buyer fails to drill all three Commitment Wells then when the drilling rig is released from the last of the Commitment Wells drilled hereunder (“Rig Release”), Buyer shall promptly notify Seller in writing and Seller shall thereupon have a one-time option on a well-by-well basis to take assignment of a one-third (1/3) working interest in each Commitment Well and the Properties covering the drillsite spacing unit or proration unit for the Commitment Well; provided that Seller may not exercise such option unless Seller simultaneously therewith exercises its Repurchase Option (as defined below) under Section 7.3(c). The Properties acquired shall also include any real or personal property interests acquired for the development of the well and pursuant to the AMI under the Global Agreement. In order to exercise such option, Seller must (1) give Buyer written notice of its exercise within 60 days after receipt of notice of the Rig Release or such option shall expire and (2) simultaneously therewith exercise its Repurchase Option under Section 7.3(c). Within 5 business days after Seller’s receipt of payment by Buyer for the exercise of its Repurchase Option under Section 7.3(c), Buyer shall convey a one-third (1/3) working interest in each Commitment Well in which Buyer has elected to participate and the Properties covering the drillsite spacing unit or proration unit for such Commitment Wells by a conveyance that contains the special warranty in the Conveyance. The assignment shall be effective on the first day of the month following the date on which Rig Release occurs (the “Option Exercise Date”) and shall be free and clear of any lien or encumbrance or any additional royalty burdens on the Leases arising after the Effective date.

(c)  Lease Acreage Acquisition. In the event either (i) Seller gives notice of its election to participate in a Commitment Well under Section 7.3(b) or (ii) Buyer drills three Commitment Wells in accordance with the terms of this Agreement, then upon Rig Release, Seller shall have a one time option (the “Repurchase Option”) to repurchase a one third working interest in all of the Properties and any real or personal property interests acquired pursuant to the AMI under the terms of the Global Agreement, excluding, however, the Properties described in Section 7.3(b) with respect to the Commitment Wells. It being understood that Seller may exercise the Repurchase Option without participating in any Commitment Well, but that Seller may not participate in any Commitment Well without exercising its Repurchase Option. In order to exercise the Repurchase Option, Seller must give Buyer written notice of its exercise on the earlier to occur of (i) the date Seller gives notice of its election to participate in a Commitment Well under Section 7.3(b) or (ii) the sixtieth (60th) day after the Rig Release Date for the third Commitment Well that is commenced pursuant to the foregoing obligations or the Repurchase Option shall expire. Within 5 business days of the giving of written notice exercising the Repurchase Option, Seller shall pay Buyer for the Properties being acquired pursuant to the exercise of the Repurchase Option an amount equal to fifty two dollars ($52.00) per Net Leasehold Acre. “Net Leasehold Acres” shall mean the sum of the net leasehold acres being acquired by Seller which sum shall be determined as follows for each such Lease, (a) the number of acres of land that are described and covered by such Lease (i.e. gross acres), multiplied by (b) the lessor’s mineral interest in the land described and covered by such Lease, multiplied by (c) Buyer’s undivided interest in such Lease (provided that if items (b) and (c) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area). Within 5 business days after receipt of such payment, Buyer shall convey such Properties to Seller by a conveyance that contains the special warranty in the Conveyance. The assignment shall be effective on the Option Exercise Date and shall be free and clear of any lien or encumbrance or any additional royalty burdens on the Leases arising after the Effective date.

(d)  Failure to drill Commitment Wells. In the event that Buyer fails to drill the first Commitment Well in the time and manner as set forth herein then Seller shall have the option of having Buyer reassign to Seller all of the Properties, less the wellbore interest of any previously drilled well, free and clear of any lien or encumbrance or any additional royalty burdens on the Leases arising after the Effective Date. In the event that Buyer fails to drill the second Commitment Well in the time and manner as set forth herein then Seller shall have the option of having Buyer reassign to Seller an undivided two-thirds interest in the Properties, less the wellbore interest of any previously drilled well, free and clear of any lien or encumbrance or any additional royalty burdens on the Leases arising after the Effective Date. In the event that Buyer fails to drill the third Commitment Well in the time and manner as set forth herein then Seller shall have the option of having Buyer reassign to Seller an undivided one-third interest in all of the Properties, less the wellbore interest of any previously drilled well, free and clear of any lien or encumbrance or any additional royalty burdens on the Leases arising after the Effective Date.

Section 7.4.  JOA and Carried Costs. If Seller exercises its option pursuant to Section 7.3, Seller and Buyer shall enter into a Joint Operating Agreement in the form attached hereto on Exhibit IV, in which Buyer or its affiliate or designee shall be the operator (“JOA”). The initial well provided for in Article VI A of the JOA shall be the first Commitment Well. Seller shall assume its proportionate share of the obligations and costs under the JOA and receive its proportionate share of the revenue arising after the Option Exercise Date with respect to the options under Section 7.3(b) or 7.3(c). Buyer shall be the responsible for and shall assume all obligations, costs and revenues arising under the JOA or attributable to the Properties before the Option Exercise Date with respect to the options under Section 7.3(b) or 7.3(c).

Section 7.5.  Access to Information. Seller shall be given thirty (30) days notice prior to commencement of all drilling operations. Seller’s representative (as appointed by Seller) shall have the right, at Seller’s risk, to have access to the derrick floor and to observe all operations on all wells drilled on the Leases or leases pooled therewith. Buyer shall promptly furnish Seller’s representative a copy of all applications and reports pertaining to the Leases, all seismic data pertaining to the Properties, daily drilling reports, and each well log, core analysis or other data taken from wells located on the Leases or acreage pooled therewith. Buyer agrees, at Seller’s request, to furnish Seller’s representative true and correct information pertaining to each well, the production therefrom (including true and complete copies of all contracts or agreements and all amendments and modifications thereof) for sale, processing or other disposition of any product produced from the well(s) and such technical information as Buyer may acquire with respect to sands, coals and formations encountered. Seller’s representative shall have the right to be present when wells are tested and/or tanks are gauged and shall have the right to examine all run tickets and to have full information as to production and runs, including copies of all run tickets upon request. Seller agrees, until the termination of this agreement or for a period not to exceed the period that a particular matter is held confidential by the appropriate federal or state agency, whichever is the shorter period of time, not to disclose any information or data provided to Seller pursuant to this Section 7.5 to any third party unless and until such time as such information or data becomes available to the public. This shall not be interpreted to require Buyer to furnish Seller or Seller’s representative with any information or data which Buyer is obligated to keep confidential.

Section 7.6.  Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties, including without limitation the Leases, to Buyer.

8.	Notices

Section 8.1.  Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Seller:  Hallador Petroleum Company
1660 Lincoln Street, Suite 2700
Denver, CO 82064
Attention: Victor Stabio
Fax No.: 303-832-3013

If to Buyer:  Approach Oil & Gas Inc.
6300 Ridglea Place, Suite 1107
Fort Worth, TX 76116
Attention: J. Ross Craft
Fax No.: (817) 989-9001

and shall be considered delivered on the date of receipt, provided that facsimile deliveries received after business hours or a non business day shall be deemed to have been received the next business day. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

9.	Miscellaneous Matters

Section 9.1.  Survival of Provisions. All representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing shall survive the closing for a period of one year (“Survival Period”). All covenants of Seller and Buyer contained in this Agreement shall survive the Closing, except (a) any covenant of indemnification (whether based on a breach or representation or warranty or otherwise) which shall only survive for the Survival Period, and (b) any covenant which by its terms terminates as of a specific date, or is only made for a specified period. Notwithstanding the foregoing, the indemnity obligation of each party hereto shall continue after the expiration of the Survival Period with respect to any indemnified matter for which the party seeking indemnity shall have given the other party written notice as provided herein prior to the expiration of the Survival Period.

Section 9.2.  Binding Effect; Successors and Assigns. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

Section 9.3.  Expenses. Each party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

Section 9.4.  Entire Agreement - Amendment. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter, including without limitation the letter of intent between the parties. This Agreement may only be amended or waived in writing.

Section 9.5.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles requiring the application of the law of another State.

Section 9.6.  Multiple Counterparts; Fax. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.7.  Confidentiality. Seller shall keep all information related to the Properties in strict confidence. Seller shall not disclose such information to any person except to their accountants, attorneys and other representatives and the extent such disclosure is required by applicable law and shall not use such information to its competitive advantage when in competition with Buyer.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:
HALLADOR PETROLEUM COMPANY

By:         /S/VICTOR P. STABIO
Name:	Victor P. Stabio
Title:	CEO & President

BUYER:

APPROACH OIL & GAS INC.

By:          /S/J. ROSS CRAFT
Name:	J. Ross Craft
Title:	President

Exhibit I Leases

Exhibit II Form of Conveyance

Exhibit III Global Agreement

Exhibit IV Form of JOA

Exhibit II

CONVEYANCE

Hallador Petroleum Company, a Colorado corporation (herein called “Grantor”), whose address is 1660 Lincoln, Suite 2700, Denver, Colorado 80264, for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Approach Oil & Gas Inc., (herein called “Grantee”), whose address is 6300 Ridglea Place, Suite 1107, Fort Worth, Texas 76116 the following described properties, rights and interests:

(a)  All of the right, title and interest of the lessee under the oil, gas and/or mineral leases (collectively, “Leases” and individually a “Lease”) described on Exhibit A attached hereto and made part hereof; and

(b)  Without limitation of the foregoing, all of Grantor’s right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from any and all land in Caldwell, Crittenden, Hopkins, Lyon, Marshall, Livingston and Trigg Counties, Kentucky (including, without limitation, all interests in oil, gas and/or mineral leases and fee mineral interests).

(c)  All of Grantor’s rights and obligations under the Oil and Gas Project Agreement dated June 3, 2005 among Global GeoData, J. Bruce Branson and Grantor (the “Global Agreement”) with respect to the properties, rights, and interests described in clauses (a) and (b) above; and

(d)  All of Grantor’s lease files, abstracts and title opinions, seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files, documents and records of every kind and description which relate to the properties described above (collectively, “Seller’s Files”).

The properties, rights and interests described in the foregoing subparagraphs (a) and (b) are herein sometimes collectively called the “Properties”.

TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.

EXCEPT FOR THE RIGHTS OF THE PARTIES UNDER THE GLOBAL AGREEMENT, GRANTOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE PROPERTIES, UNTO GRANTEE, ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF, BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Properties.

This Conveyance may be executed in several counterparts all of which are identical. All of such counterparts together shall constitute one and the same instrument.

This Conveyance is made subject to that certain Purchase and Sale Agreement between Grantor and Grantee dated May 10, 2006. Such Agreement contains certain representations, warranties, covenants and agreements between the parties, which survive the delivery of this Conveyance, as more particular provided for therein, but third parties may conclusively rely on this Conveyance to vest title to the Properties in Grantee. The covenants of the Agreement include the right of Grantor to obtain reassignment of the leases if the drilling obligations are not satisfied and the option to participate as to a one-third interest in the leases.

Without limitation of Grantor’s obligations under said Purchase and Sale Agreement, Grantee assumes all of Grantor’s obligations under the Global Agreement.

IN WITNESS WHEREOF this Conveyance has been executed by Grantor on the date of its acknowledgement.

“GRANTOR”

HALLADOR PETROLEUM COMPANY

By:   /s/VICTOR P. STABIO
Name:   Victor P. Stabio
Title:     CEO & President

ACKNOWLEDGEMENT

STATE OF COLORADO§

                                           §

COUNTY OF DENVER §

The foregoing instrument was acknowledged before me this 10th day of May by Victor P. Stabio, CEO and President of Hallador Petroleum Company, a Colorado corporation, on behalf of such corporation.

IN WITNESS WHEREOF, given under my hand and official seal this `10th day of May, 2006.

Notary Public in the State of Colorado

My Commission Expires:___________

[SEAL]